Exhibit 10.11

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CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) made this 12th day of March, 2014, is entered into by and between EVOLENT HEALTH, LLC, a Delaware limited liability company (the “Company”) and NCP, INC., a New Hampshire corporation (the “Consultant”).

WHEREAS, Norman Payson, M.D. (“Payson”) is the sole shareholder of the Consultant;

WHEREAS, Payson has agreed to serve as a member of the Board of Directors (a “Director”) of each of the Company and the Company’s affiliate, Evolent Health Holdings, Inc. (“Holdings”).

WHEREAS, in addition to (and not as part of) Payson’s service as a Director, the Company desires to retain the Consultant to perform certain consulting and advisory services for the Company, as more particularly described herein;

WHEREAS, the Consultant is engaged in other capacities and has agreed to provide such consulting and advisory services in addition to, and separate from and independent of, its duties with respect to any other entity, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the Consultant’s other business pursuits will not interfere with or prohibit the provision of such consulting and advisory services; and

WHEREAS, the Consultant shall perform the consulting and advisory services for the Company hereunder solely through the personal services of Payson.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company and the Consultant agree as follows:

1. Engagement and Duties. The Consultant will provide the services set forth on Exhibit A hereto, as well as such other related services as may be agreed to from time to time by the Company and the Consultant (the “Services”). The Consultant will use its reasonable commercial efforts to perform the Services in a timely manner.

2. Compensation. For all of the Services to be rendered by the Consultant to the Company hereunder, the Company shall compensate the Consultant as follows:

(a) The Company shall pay the Consultant a fee of $200,000 per year (the “Fee”), which shall be payable in equal monthly installments in arrears, on the first business day of each month during the Term and such Fee shall be in addition to any compensation to which Payson is entitled for serving as a Director. The Fee shall be earned on a daily basis and shall be non-refundable.

(b) The Company shall reimburse the reasonable out-of-pocket expenses incurred by the Consultant in the performance of the Services, upon the presentation of supporting documentation and in accordance with the Company’s customary travel, lodging and expense-reimbursement policies. Not in limitation of the foregoing, (i) air travel shall be reimbursed at the lesser of (1) the actual expense incurred for any such travel and (2) the unrestricted business-class rate for such trip (the “Air Travel Expense Cap”), (ii) any individual expense in excess of $5,000 must be preapproved in writing by the Company and (iii) no expense for which the Company is liable hereunder may be incurred or assessed by, or in respect of, any person other than the Consultant or Payson without the prior written consent of the Company, which may be withheld in its discretion. The Company acknowledges that the Consultant’s air travel expenses will exceed the Air Travel Expense Cap from time to time. The Consultant will submit to the Company invoices showing its out-of-pocket air travel expenses, and the Company shall reimburse the Consultant for such expenses up to the Air Travel Expense Cap in accordance with the first sentence of this Section 2(b). The Company shall have the responsibility for determining the unrestricted business-

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class rate with respect to any such air travel expense, and shall use reasonable commercial efforts to maintain a record of any air travel expenses that exceed the Air Travel Expense Cap and are not reimbursed to the Consultant (the “Unreimbursed Expenses”).

(c) Except for the Fee and the reimbursement of the Consultant’s expenses, as provided in Section 2(b) hereof, the Consultant shall not be entitled to receive, and shall not receive, any compensation, royalties or payments for the provision of the Services.

3. Term and Termination.

(a) This Agreement will continue in effect indefinitely until the earlier to occur of (i) delivery of written notice of termination by the Company terminating the Agreement, at any time for any or no reason, to the Consultant, or (ii) delivery of written notice of termination by the Consultant, for any reason or no reason, to the Company. The period from the date hereof through the effective date of termination of this Agreement is hereinafter referred to as the “Term”.

(b) Upon the termination of this Agreement for any reason, the Consultant shall be entitled to (i) payment of the accrued but unpaid Fee for the period through the effective date of termination, and (ii) reimbursement of all expenses incurred in connection with the performance of the Services through the effective date of termination, to the extent otherwise permitted under Section 2(b) hereof.

4. Company Confidential Information; Assignment of Inventions; Non-Solicitation.

(a) The Consultant agrees that all information of a private, secret or confidential nature disclosed by or on behalf of the Company to the Consultant concerning the Company’s business, operations, software, solutions, and financial affairs (collectively, the “Company Confidential Information”) is and shall be the property of the Company. By way of illustration, but not limitation, the Company Confidential Information may include marketing and sales strategies, pricing information, negotiation strategies, financial data, product and service specifications, personnel data and computer programs (including software used pursuant to a third-party license agreement). The Consultant shall not disclose any of the Company Confidential Information to any person or entity other than employees of or other persons engaged by the Company in the course of performing the Services, or use any such Confidential Information for any purposes (other than in the performance of its duties for the Company) without written approval of the Company, either during or after its engagement with the Company. Notwithstanding the foregoing, Company Confidential Information shall not include any information that (i) has become public knowledge without fault by the Consultant, (ii) is or becomes available to the Consultant on a non-confidential basis from a third-party source, provided that such third party is not under a duty of confidentiality to the Company with respect to such information, (iii) was known by or in the possession of the Consultant prior to being disclosed by the Company, (iv) is independently developed by the Consultant without reference to or use of any of the Company Confidential Information, or (v) is required to be disclosed pursuant to applicable law or order.

(b) The Consultant agrees that all Company Confidential Information contained in files, documents, letters, memoranda, reports, records, data, equipment, computer equipment or devices, computer programs or other written, photographic, or other tangible material, whether created by the Consultant or others, which shall come into its custody, possession or control, shall be used by the Consultant only in the performance of its duties for the Company.

(c) The Consultant agrees that its obligation not to disclose or use information of the type set forth in Sections 4(a) and 4(b) above (i.e., if such types of information would constitute Company

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Confidential Information) also extends to such types of information, materials and tangible property of suppliers or clients of the Company or other third parties which are disclosed to the Consultant in the course of performing the Services.

(d) The Consultant hereby grants to the Company a perpetual, irrevocable, nonexclusive, and fully paid-up license to all intellectual property in the work product that is prepared by the Consultant and delivered to the Company in the course of performing the Services.

(e) During the Term and for Twelve (12) months after the termination of this Agreement, neither the Consultant nor Payson will, without the Company’s or Holdings’ prior consent:

(i) induce any employee of the Company or Holdings to terminate his or her employment with the Company or Holdings in order to join with the Consultant or Payson in any business or other venture in which the Consultant or Payson maintains a financial interest, whether or not competitive with the Company or Holdings, provided that this restriction shall not apply to any general solicitations or advertisements for work which are not directed at or intended for such employee; or

(ii) in competition with the Company or Holdings, directly or (at the direction of the Consultant) indirectly solicit (1) customers of the Company or Holdings or (2) prospective customers of the Company or Holdings that the Consultant or Payson had material dealings with in connection with the Consultant’s work for the Company or Holdings and that (a) the Company or Holdings identified as prospective customers to the Consultant or Payson or (b) the Consultant or Payson otherwise knew were prospective customers, provided that this restriction shall not apply to any general solicitation of customers with which the Consultant or Payson maintained an active and substantive relationship prior to the commencement of the Services.

5. Independent Contractor Status. It is the express intention of the parties hereto that the Consultant’s relationship with the Company is strictly that of an independent contractor and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer-employee, principal-agent, partners or joint venturers. The Consultant will have the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. The Consultant shall have no authority to take any action on behalf of the Company, to hold himself out as an officer or agent of the Company, or to bind the Company by any promise, agreement, or representation, or in any manner, including, without limitation, transact business, receive payments, waive any right or claim, or incur obligations.

6. Indemnification. Subject to the further provisions of this Section 6, the Company hereby covenants and agrees to waive and hold the Consultant and each of its shareholders, directors, officers, employees, agents, successors and assigns (the “Indemnitees”) harmless from, any claim arising as a result of the Consultant’s performance of the Services hereunder. In addition, if any Indemnitee is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Consultant is or was providing the Services to the Company, or as a result of the Consultant’s being a consultant to the Company at any time, the Indemnitee shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same currently exists or may hereafter be amended (but only to the extent than any such amendment increased the indemnification protection available to the Indemnitee), against all expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred or suffered by the Indemnitee in connection therewith, and such indemnification shall continue as to Indemnitee even if Consultant is no longer providing the Services to the Company and shall inure to the benefit of Indemnitee’s heirs, executors and administrators. The foregoing hold harmless and indemnity obligations of the Company shall not apply to any claim unless the Indemnitee acted in good

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faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe such Indemnitee’s conduct was unlawful.

7. Equitable Relief.

(a) The Consultant acknowledges that the restrictions contained in Section 4 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant to be reasonable for such purpose. The Consultant acknowledges that any breach of the provisions of Section 4 may result in immediate and irreparable injury to the Company for which the Company may not be adequately compensated by monetary damages alone. Therefore, in the event of any such breach or threatened breach, in addition to any other remedy it may have, the Company shall be entitled to seek specific performance of this Agreement by the Consultant.

(b) Notwithstanding the foregoing, if any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

8. Corporate Opportunity Waiver.

(a) Subject to Sections 8(c) and (d) hereof, and any contractual obligations by which the Consultant or Payson may be bound from time to time, neither the Consultant nor Payson shall have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of the Company’s affiliates, including those business activities or lines of business deemed to be competing with the Company or any of the Company’s affiliates. To the fullest extent permitted by law neither the Consultant nor Payson shall be liable to the Company or its stockholders, or to any affiliate of the Company or such affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of the Consultant or Payson.

(b) To the fullest extent permitted by law, but subject to any contractual obligations by which the Consultant or Payson may be bound from time to time, neither the Consultant nor Payson shall have any duty to refrain from doing business with any client, customer or vendor of the Company or any of the Company’s affiliates, and without limiting Sections 8(c) and (d) hereof, neither the Consultant nor Payson shall be deemed to have breached its or his fiduciary duties, if any, to the Company or its members or to any affiliate of the Company or such affiliate’s stockholders or members solely by reason of engaging in any such activity.

(c) Subject to any contractual provisions by which the Consultant or Payson may be bound from time to time, unless a potential transaction or other matter was expressly offered to Payson (i) in the course of performing the Services or (ii) in his capacity as a director of the Company (or any of its affiliates), in the event that the Consultant or Payson acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for the Consultant or Payson, on the one hand, and the Company (or any of its affiliates), on the other hand, neither the Consultant nor Payson shall have any duty to communicate or offer such corporate opportunity to the Company or any of its affiliates, and to the fullest extent permitted by law, neither the Consultant nor Payson shall be liable to the Company or its members, or any affiliate of the Company or such affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that the Consultant or Payson acquires, pursues or obtains such corporate opportunity for himself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Company or

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any of its affiliates, and the Company (on behalf of itself and its affiliates and their respective members, stockholders and affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its affiliates in accordance with Section 122(17) of the GCL.

(d) Subject to any contractual provisions by which the Consultant or Payson may be bound from time to time, in the event that the Consultant or Payson is offered or acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company, on the one hand, and the Consultant or Payson, on the other hand (a “Mutual Corporate Opportunity”), the Consultant and Payson shall, to the fullest extent permitted by law, be deemed to have fully satisfied and fulfilled its and his fiduciary duty with respect to the Mutual Corporate Opportunity, and the Company (on behalf of itself and its members and its affiliates and their respective stockholders or members), to the fullest extent permitted by law, hereby waives and renounces any claim that such Mutual Corporate Opportunity constitutes a corporate opportunity that should be presented to the Company (or any of its affiliates) and agrees that such Mutual Corporate Opportunity may be pursued and taken advantage of by the Consultant or Payson, as applicable, if the Consultant or Payson, as applicable, acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to the Consultant or Payson, at any time during which Payson is (i) performing any Services, or (ii) serving as a director of the Company (or its affiliates) shall belong to the Consultant or Payson, as applicable, unless such Mutual Corporate Opportunity was expressly offered to Payson, or Payson acquired such knowledge, (A) in the course of performing the Services or (B) in his capacity as a director of the Company or any of its affiliates, in which case such opportunity shall not be pursued by the Consultant or Payson, unless such Mutual Corporate Opportunity is presented to the Board of Directors of the Company (or the board of directors of any of its affiliates, as applicable), and the Company or such affiliate declines to pursue such Mutual Corporate Opportunity. For purposes of this Section 8(d), the term “corporate opportunity” shall include, but not be limited to, investment or business opportunities or activities, potential transactions or matters which the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are opportunities in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Consultant will be brought into conflict with that of the Company.

(e) Notwithstanding the foregoing, the Consultant acknowledges and agrees that if it engages, or proposes to engage (whether directly or through one or more affiliates), in a business activity that: (i) is or could reasonably be expected to become competitive with the business of the Company; or (ii) would pose a conflict with or, but for the terms of Sections 8(a)-(d) hereof, constitute a breach of the performance of the Consultant’s duties to the Company or Evolent under the Third Amended and Restated Certificate of Incorporation (the “Charter”) of Holdings, the Second Amended and Restated Operating Agreement (the “Operating Agreement”) of the Company and/or hereunder; then the Consultant shall promptly provide written notice to the Chairman of the Board of Directors of the Company of such business activity. Notwithstanding the foregoing, in no event shall this Section 8(e) require the Consultant or Payson to violate any confidentiality obligation to any third party.

9. Limitation of Consultant Liability. Notwithstanding anything to the contrary herein, in no event shall the Consultant or Payson be liable for any losses incurred by the Company as a result of the performance of the Services in excess of the (i) the Fee, minus (ii) the Unreimbursed Expenses, if any.

10. Provisions Separable. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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11. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery, electronic facsimile transmission, overnight courier, or registered or certified mail, return receipt requested (and shall be deemed effective upon receipt) and addressed to the recipient set forth below or at such other address or addresses as either party shall designate to the other in accordance with this Section 11:

If to the Company:

Evolent Health, LLC

800 N. Glebe Road

Suite 500

Arlington, VA 22203

Attn: President

Fax No: (571) 389-6001

with a copy to

Morgan, Lewis & Bockius LLP

225 Franklin Street, 16th Floor

Boston, Massachusetts 02110

Attn: Mark Stein, Esq.

Fax No: (617) 341-7701

If to the Consultant to:

NCP, Inc.

8 Centre Street

Concord, NH 03301

Attn: Norman Payson, M.D.

Fax No: (781) 466-8262

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., NW

Washington, DC 20005

Attn: Jeremy London

Fax No: (202) 661-8299

12. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, without giving effect to any principles of conflict of laws thereunder. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced exclusively in a state or federal court located in the Commonwealth of Virginia and the parties hereby consent to the exclusive jurisdiction of, and venue, in such court.

13. Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which together shall constitute one and the same agreement.

15. Survival. Sections 4, 6, 7, 8, 9, 10, 12, 13, 16 and 17 shall survive the termination of this agreement and continue in full force and effect.

16. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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IN WITNESS WHEREOF, the parties have duly executed this Consulting agreement as of the date first above written.

EVOLENT HEALTH, LLC

By:	/s/ Seth Blackley
Name: Seth Blackley Title: President

NCP, INC.:

By:	/s/ Norman Payson, M.D.
Name: Norman Payson, M.D. Title: President

[Signature Page to Consulting Agreement]

Exhibit A

Services

The Company’s Chief Executive Officer and President will direct the Services to be performed by the Consultant, which may include requesting services and guidance regarding specific customers. In addition, the Consultant will provide the Company with advice and guidance on Company strategy, as well as products and services to be offered by the Company. It is anticipated that the Consultant’s time will be distributed in the following manner:

1.

System Development – 75%. The Company will identify markets for the Consultant to focus on, including, but not limited to, Michigan and Kentucky. The Consultant will be available on a weekly basis during a deal cycle to assist on deal structures and negotiation. Presently, the Company expects the Consultant to assist on the following deals:

a.	Michigan (state-wide), including anchor site Sparrow Health System (scheduled);
b.	Kentucky Baptist and their Bluegrass Health Plan (to be scheduled); and
c.	1-2 BPO targets, such as Henry Ford (TBD).

2.

Existing Partner Growth – 15%. The Consultant will focus on educating the Company’s existing customers on the keys to success. The Consultant will be available by phone or in-person, from time to time, to present to customers on specific topics. Such topics may include:

a.	IU Health Plan expansion (being scheduled), and
b.	Piedmont/WellStar (potentially in Q2).

3.	Deal Structuring – 10%. The Consultant will assist the Company in developing financial models.